Exhibit 99.2

CORPORATE PARTICIPANTS

Steve Gerard

CBIZ, Inc. - Chairman and CEO

Ware Grove

CBIZ, Inc. - CFO and SVP

CONFERENCE CALL PARTICIPANTS

Josh Vogel

Sidoti & Company - Analyst

Jim MacDonald

First Analysis Securities - Analyst

Vincent Colicchio

Noble Financial Group - Analyst

Robert Kirkpatrick

Cardinal Capital Management - Analyst

PRESENTATION

Operator

Welcome to the CBIZ second-quarter and first-half 2011 results conference call. My name is Christine, and I will be your operator for today’s conference. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Steven Gerard, Chairman and Chief Executive Officer. Please go ahead.

Steve Gerard - CBIZ, Inc. - Chairman and CEO

Thank you, Christine, and good morning, everyone. Thank you for calling in to CBIZ’s second-quarter and first-half 2011 conference call. Before I begin my comments, I’d like to remind you of a few things.

As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in. However, I ask if you have questions, please hold them until after the call and we’ll be happy to address them at that time. This call is also being webcast, and you can access it over our website. You should have all received a copy of the release, which was issued this morning. If you did not, you can access it on our website or call our corporate office for a copy.

Finally, remember that during the course of the call, we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can, and sometimes do, differ materially from those projected in forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in forward-looking statements is contained in our SEC filings, Form 10-K, and press releases.

Joining me on the call this morning is Ware Grove, our Chief Financial Officer.

Yesterday we were pleased to announce the acquisition of Thompson Dunavant, an outstanding accounting services firm, and the largest independent firm in Memphis, Tennessee. This acquisition was consistent with our strategy to expand geographically by acquiring premier firms in selected geographies across the United States. And of course, we welcome the Thompson Dunavant people to our CBIZ family.

This morning, we were pleased to announce our second-quarter and six-month results. For the quarter, we reported $0.14 a share versus $0.11 for the same quarter last year. For the six months, we’re pleased to report $0.50 a share, as opposed to $0.39 last year, or, if you normalize it for the Boca lease, $0.41 for last year.

Our performance in the second quarter and for the six months is more or less in line with what we expected to be at this point in the year. At this point, I will turn it over to Ware Grove to give you the details, and then I’ll return to give you some insight into the economy, the impact of the economy on CBIZ for the rest of the year, as well as the status of our acquisitions and our other projects.

Ware Grove - CBIZ, Inc. - CFO and SVP

Yes, thank you, Steve, and good morning, everyone. As is customary, I want to take a few minutes to run through the highlights and add perspective to the numbers we released this morning for our second-quarter and six-month results for June 30, 2011.

As Steve commented, at the midpoint in this year, our business is essentially performing as we expected as we entered 2011. With continuing softness in the economy that is impacting the midsized business client that we typically serve, we are continuing to see relatively modest top-line growth as there continues to be persistently high unemployment rates coupled with low business investment and expansion plans. In light of this, we’re continuing to manage our costs very carefully, and we are keeping our cost structure and our resources aligned to levels appropriate with our client needs. Compared with a year ago, our headcount is down approximately 6.5%.

Now, thanks to the hard work of our associates, who are working to serve their clients, and combined with the positive accretive impact of the capital markets transactions that we completed last year, we’re pleased to be able to report a double-digit increase in earnings per share for both our second quarter and for the six months ended June 30, 2011. Now, as we indicated earlier this year, we are achieving a relatively modest increase in revenue compared with a year ago. For the second quarter, total revenue increased by 1.7%, and for the six months ended June 30, revenue has increased by 0.9% compared to the same period a year ago. Bear in mind that the divestiture of our wealth management business that occurred in the first quarter has caused reported revenue to decline by an additional 0.9%, or $3.4 million, for the first half of this year compared with prior year. So without this item, revenue would be up 1.8% for the six months ended in June.

Despite higher interest costs associated with the share repurchase transactions completed last year, and because of the actions we are taking within our cost structure, we have increased the margin on pre-tax income in both the second quarter and for the six months this year compared with a year ago. For the second quarter, this has resulted in fully diluted earnings per share from continuing operations of $0.14 per share, compared with $0.11 a year ago, an increase of 27%. For the six months, we reported earnings per share of $0.50 per share, and that includes the gain of $0.02 per share related to the sale of our wealth management operations that we reported in the first quarter of this year. Also, as Steve commented, bear in mind that the $0.39 per share reported for the same period a year ago includes a charge of $0.02 per share that was related to the acquisition and lease restructuring for our acquisition in Boca Raton, Florida. Adjusting for both of these items, the normalized increase in earnings per share for the first six months this year compared with last year is 17%, which includes the Mariner gain that occurred in the first quarter this year.

Now, as you look at the margin on operating income, remember that the accounting for gains and losses on assets held in the deferred compensation plan impacts this reported margin. Eliminating the impact of this item in the second quarter, the margin on operating income was 8.9%, compared with 7.2% a year ago. And for the six months, the margin on operating income was 12.4%, compared with a normalized — and that excludes the Boca lease charge from a year ago — 11.5% a year ago. Let me remind you, there is no impact from this item on our pre-tax income margin. So as you look at pre-tax income margin, we have improved margin by 110 basis points in the second quarter, and we have improved our pre-tax margin by 90 basis points for the six-months results compared to a year ago.

Now, you may note that another significant item impacting our net income this year and, therefore, our earnings per share, is our tax rate. As I commented in our first-quarter conference call, the incremental tax rate on the gain from the sale of our wealth management operations was relatively high at 59% due to nondeductible goodwill that was associated with this gain. That item increased our effective tax rate for the first six months by approximately 90 basis points. As I commented at the end of the first quarter, we anticipate that we will be able to utilize net operating loss carry-forwards that will become available to us later in the year, primarily in the second half. We therefore continue to expect that our full-year effective tax rate will be within a range of 40% to 41% for 2011.

Now, turning to trends in same-unit revenue — in the second quarter, our Financial Services group reported an increase of 2.1%. And for the six months ended June 30, same-unit revenue for Financial Services declined by 0.6%. Now, as we reported in the first quarter, our yield, or pricing, has remained steady, with slight increases being realized. But the volume of demand and the hours charged to clients within our core accounting and tax businesses remains soft. We have taken measures to align resources and costs with our client needs and, therefore, our people are being effectively utilized and we’re able to record improvements in the margin contribution from this group.

Now, with respect to our Employee Services group, the same-unit revenue in the second quarter increased by 1.4%, and for the six months ended June 30, same-unit revenue for this group has declined by 0.7%. This group continues to be impacted by a soft property and casualty market, and the high rate of unemployment that continues to persist has a negative impact on our group health benefits business. Now, as we commented earlier this year, we are continuing to see nice improvements and strength in our retirement advisory business, and our HR consulting and recruiting-related revenue has increased nicely this year. Now, one comment as you look at the total revenue for Employee Services. Bear in mind that the $3.4 million revenue associated with the divestiture of the wealth management business early this year does not reflect in this year, but it is in the prior year. So that does impact the total revenue year-over-year comparison, but that is not in the same-unit revenue comparisons I just described for Employee Services.

As we indicated in our first-quarter call, our Medical Management Professionals group is facing challenges this year with lower reimbursement rates combined with changes in the way certain radiology procedures are reported and therefore reimbursed. That has resulted in lower reimbursements that impact our revenue within this group. In the second quarter, the same-unit revenue declined by 6.2% compared with the second quarter a year ago, and for the six months, same-unit revenue in this group declined by 3.1% compared with a year ago. You may remember that we took measures in the second quarter a year ago to reduce costs within this group. So despite the decline in second-quarter revenue, we have held our margin fairly stable in the second quarter. And for the six months, the margin contribution from this group has increased compared to a year ago. However, we should note that it may be difficult to sustain these margin improvements for the balance of this year, as lower reimbursement rates may result in lower third- and fourth-quarter margins in this group. We therefore continue to expect that our full-year pre-tax contribution for this group will be relatively flat for the full year of 2011 compared with 2010.

Now, cash flow from the operating activities at CBIZ continues to be steady and very strong. The balance outstanding on our $275 million unsecured credit facility was $149 million at June 30, 2011, and that compares with a balance of approximately $119 million at year-end 2010. During the second quarter, we used approximately $39.2 million to retire amounts outstanding on our 3.125% convertible notes, and for the first six months, we’ve used approximately $11.3 million for earn-out payments on prior-year acquisitions. For the full year, we project approximately $6 million of additional earn-out payments, and for future years, we project earn-out payments at approximately $28 million for 2012 and at approximately $5 million for 2013. That means that cash generated from operating activities for the six months is approximately $23 million, and capital spending was only about $1 million in the first half of 2011.

Looking at cash earnings per share for the first six months, we recorded $0.78 per share, a 24% increase over $0.63 reported for the first half or first six months a year ago. And at $60.2 million, EBITDA for the first half was up from $54.5 million a year ago.

DSOs on our receivables stood at 80 days at June 30, 2011. I want to remind you that, seasonally, in the first and second quarter, the DSOs do grow, and then as AR liquidates, DSOs decline in the second half. So the 80 days at June 30 of this year compares with 79 days a year ago, a fairly reasonable comparison. Looking at the bad debt accrual and expense, we’ve accrued this at approximately 55 basis points of revenue through the first six months this year, compared with approximately 54 basis points of revenue a year ago.

Now, during the first half of this year, there have been no share repurchases. As always, our first priority is to make strategic acquisitions, and share repurchases represent an opportunistic use of funds. Our share count in 2011 has declined significantly as a result of the share repurchase activity that occurred in the third quarter last year, and we will likely limit future share repurchases to the level necessary to neutralize the impact of options, grants, acquisitions, or other activities. You will note that the fully diluted share count for the six months ended June 30, 2011, was 49.9 million shares, compared with approximately 62 million shares a year ago. Now, for the full year of 2011, we continued to project a share count of approximately 50 million shares.

Now, as Steve commented earlier, this week we announced the acquisition of Thompson Dunavant, a $15 million accounting firm in Memphis, Tennessee. We’re very excited to welcome this new team to CBIZ, as this represents a new market opportunity for our services. For the balance of 2011, we will continue to evaluate a pipeline of additional potential acquisitions, and we expect that we will close a total of between three to five acquisitions before the year is over, and that includes the acquisition that we just recently announced.

We are pleased with our first-half results, and the business is performing as we expect. However, it should be noted that as you look at the first-half results, we benefited from the seasonally strong first-half performance from our Tampa Bay financial services acquisition that we closed in the fourth quarter last year. Plus, we closed several transactions within our M&A advisory business in the first half of this year, so the first-half results do benefit from that as well.

Now, as we look ahead in the second half of the year, we do remain concerned about the persistent softness in the economy that continues to impact the small and midsized businesses that we typically serve. In addition, the lower reimbursement rates we described will present challenges for our Medical Management Professionals for performance in the second half. So while we have seen a nice increase in the contribution from this group within the first half, this first-half improvement may not be sustainable in the second half of this year.

So as we sit here at midyear, for the full year, we continue to expect to record a modest growth in revenue, as we have in the first half. And we continue to expect to achieve growth in earnings per share within a range of 10% to 15% over the adjusted $0.52 that we reported for 2010.

So with these comments, I’ll conclude and I’ll turn it back over to Steve.

Steve Gerard - CBIZ, Inc. - Chairman and CEO

Thank you, Ware. Let me see if I can summarize the quarter as we see it. This was a good quarter for us given the economy that we continue to operate in. We look specifically at the adjusted 17% increase in earnings per share, the 90-basis-point margin improvement, and the 24% increase in cash earnings per share. This gives us a good indication of what our business was able to do for the first and second quarter.

A significant part of the improvement that we have seen has come from a few select business units, and when you have 60 business units as we do, we tend to look across all of them to try and determine true economic trends. As Ware pointed out, our cash flow remains strong. But the fact is that we are not seeing any significant economic improvement affecting our traditional clients across the broad base of our organization. And accordingly, while we reported very good results for the quarter and the six months, as Ware points out, we are concerned about our ability to maintain that in the next two quarters because the markets in which we operate are not dramatically improved. We’re not seeing any significant investment by our clients, expansion by our clients, or hiring by our clients. So as we look at the rest of the year, we remain comfortable with the guidance that we gave at the first quarter.

With respect to our other initiatives, as Ware points out, our acquisition pipeline is strong. We are confident in our ability to close the traditional three to five transactions we do every year. And our cross-serving initiatives continue to be on pace.

With that, I’d like to stop and take questions from our analysts and shareholders.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session. (Operator Instructions). The first question comes from Josh Vogel from Sidoti & Company. Please go ahead.

Josh Vogel - Sidoti & Company - Analyst

Thank you. Good morning, Steve and Ware.

Ware, you had some commentary about the volume demand and a lack of increase in hours, I guess, in the core Financial Services work. But we did see a nice same-unit sales increase there, and I was just wondering where you were seeing the strength and if that had something to do with just an easier comp from a year ago.

Ware Grove - CBIZ, Inc. - CFO and SVP

Yes. The comment really related to our core accounting and tax business and then the related accounting support services that we provide through our affiliate, MHM PC. That remains fairly soft, and we’re doing all the right things, and that is we’re managing our headcount in light of the softness, the demand, and the reduction in the hours. So our utilization is remaining steady, if not slightly improved, and our yield continues to improve slightly, year over year.

We’ve also seen some real strength in some of our national businesses that are more a consulting niche business, including our valuation business. So the strength is coming from the steadiness of the underlying accounting services that I just described, plus a lift from those national businesses.

Josh Vogel - Sidoti & Company - Analyst

Okay, that’s helpful. Thank you. And you did mention some cost reductions you’ve taken over the past year in MMP. And we did see a little bump in the margin there, at least up nicely sequentially. That had nothing to do with a pickup in higher bill rate or margin radiology work?

Steve Gerard - CBIZ, Inc. - Chairman and CEO

No, it did not come from a pickup in radiology reimbursement rates. It came primarily from the cost-reduction measures that were put in place.

Josh Vogel - Sidoti & Company - Analyst

Okay. And can you just talk a little bit about the new convert with the strike price and potential dilution and I guess the purchase of the remaining Mr. DeGroote shares to offset that dilution? Do you know what’s going on that front?

Ware Grove - CBIZ, Inc. - CFO and SVP

Yes, I think — go ahead, Steve.

Steve Gerard - CBIZ, Inc. - Chairman and CEO

Well, yes. The strike price, as you know, is $7.41. In order for us to have to accrue any shares against that, stock has to be above $7.41 throughout the quarter.

Ware Grove - CBIZ, Inc. - CFO and SVP

On average.

Steve Gerard - CBIZ, Inc. - Chairman and CEO

On average. And we had no increase at this point in the shares, so it didn’t have any impact. It is possible, as the share price moves up, we will have a certain small number of shares in the beginning that may have to be accrued. And as we pointed out in the past, we basically have a hedge against that. If we elect to — if our decision is to keep the share count flat, then we have an ability to purchase the DeGroote shares at $7.25 to offset whatever we might have to add from an accounting standpoint, or accrue from an accounting standpoint, if the stock averages above $7.41. Not an issue in the first quarter; not an issue in the second quarter.

Josh Vogel - Sidoti & Company - Analyst

Okay, so with acquisitions being your top priority right now, the only event that would really trigger you exercising the DeGroote option would be if we saw some dilution from the convert, but even so, you may not take that course of action?

Steve Gerard - CBIZ, Inc. - Chairman and CEO

Well, that’s right. Our current plan is to utilize our cash to make acquisitions. If we find that we don’t make as many or use as much cash, we might rethink it. But right now the game plan is not to exercise — certainly at these stock prices, to exercise the DeGroote option. At this point I think our plan is to use that as an offset, if we need it, against the convert. In order for us to really seriously think about the DeGroote option, the stock would have to, on a sustainable basis, be averaging much higher than it is today.

Josh Vogel - Sidoti & Company - Analyst

Right, okay, makes sense. And just one last one, if I can. Can you just remind me where the bulk of the headcount reductions were?

Ware Grove - CBIZ, Inc. - CFO and SVP

They’re basically across the board, Josh. As I commented, we’ve right sized our Financial Services group. But we’ve also taken a lot of costs out of our Medical Management Professionals group. As we’ve commented in past years, we’ve offshored some of that business, and we also have implemented some technology improvements in that business that enables us to process procedures more efficiently.

Steve Gerard - CBIZ, Inc. - Chairman and CEO

Right, but the biggest percentage increase was the Medical — the biggest number — the group that had the most reduction was the Medical Practice business.

Ware Grove - CBIZ, Inc. - CFO and SVP

Yes.

Josh Vogel - Sidoti & Company - Analyst

Right, okay. Thank you very much.

Operator

The next question comes from Jim MacDonald from First Analysis. Please go ahead.

Jim MacDonald - First Analysis Securities - Analyst

Yes, good morning, Ware and Steve. It was nice to see ES and FS turning positive this quarter. Do you think that will be sustained? I know the second half is sort of a little bit different than the first half.

Steve Gerard - CBIZ, Inc. - Chairman and CEO

Jim, I think we’re looking, at best, flat. We really don’t know. Again, if you look at the detail in Financial Services and Employee Services, what you really see is a little bit of strength in a select number of units. As Ware commented, for example, in Employee Services, we saw a good strength in our recruiting business and in our consulting businesses. But our more traditional cost services really have not rebounded. And that’s primarily the same on Financial Services as well.

So at this point, I think the realistic outlook is to consider them flat. If we’re pleasantly surprised by a deal or two, or an engagement or two, or an office doing better than we expect, I think that’s great. But across the portfolio of all of our businesses, we’re just not seeing the kind of pickup that we would love to report.

Jim MacDonald - First Analysis Securities - Analyst

And any update on the broker commission issue on the healthcare side in ES?

Steve Gerard - CBIZ, Inc. - Chairman and CEO

Yes. As we reported in the last call, there’s really been no impact of the broker commission and the MLR rulings at this point. I think what we’re continuing to see is, on the carrier side, they continue to look at it, think about it, talk about it, but nobody’s doing very much. On the client side, at this point, there doesn’t appear to have been a great deal of reaction.

What we are seeing in all of our businesses, but particularly in Employee Services and Financial Services, is we’re seeing an extraordinary — or we’re seeing a heightened level of competition in terms of price. Whether that’s MLR driven or just the fact that everybody’s looking at the same markets we look at and trying to figure out how to take a share, I don’t know. But at this point, MLR is a discussion point for the future, not a financial issue for us.

Jim MacDonald - First Analysis Securities - Analyst

Okay. And a couple of quick acquisition-related questions. Congratulations, by the way, on the acquisition yesterday. Will that be, like a lot of financial services acquisitions, dilutive in the second half, and to what extent?

Steve Gerard - CBIZ, Inc. - Chairman and CEO

Our expectation is it’ll be neutral in the second half and will pick up next year.

Jim MacDonald - First Analysis Securities - Analyst

Okay. And you haven’t made that many acquisitions. You say you’re still on track. Has anything been slowing you down in terms of getting these acquisitions done, or is the environment still good?

Steve Gerard - CBIZ, Inc. - Chairman and CEO

The environment is good. There’s nothing slowing us down other than our own process of making sure we only acquire the best firms we can get in the areas we’re looking at. So we continue to be very selective. But there are no financial constraints, and, quite frankly, no market constraints. The list is as long as it’s always been.

Jim MacDonald - First Analysis Securities - Analyst

Okay. Thanks very much.

Operator

The next question comes from Vincent Colicchio from Noble Financial. Please go ahead.

Vincent Colicchio - Noble Financial Group - Analyst

Yes, a couple questions from me. Have you seen the full benefit of the actions you took on the MMP side, in terms of the automation?

Steve Gerard - CBIZ, Inc. - Chairman and CEO

No, we have not. In terms of the installation of the new system and the redirection of the process, we’re probably 60%-plus through the clients. This is a two-year rollout. So we have not seen the full impact of it, we’ve seen many of our larger offices putting it in, and our larger clients. The good news is that of all of the accounts we have converted, we haven’t lost one, which meant the conversion has been very successful from both an implementation standpoint and a client acceptance standpoint. But at this point, this will be something that will continue to help the margin over the next 18 months.

Vincent Colicchio - Noble Financial Group - Analyst

And are there any areas of your business, Steve, where we should be aware that compensation costs are starting to creep up?

Steve Gerard - CBIZ, Inc. - Chairman and CEO

There is some pressure on the Financial Services side in selected locations. We’re seeing a little bit of compensation pressure for accountants. Our Medical Practice business, I wouldn’t say there’s any dramatic impact. In our Employee Services business, appreciate that most producers are on commission, so they don’t have the same impact. Some of our consultant businesses, we will see a little bit.

As our competition begins to gear up for what is hopefully a rebound at some point in the future, there is inevitably going to be some competition for our employees because we’ve got among the best, and that tends to drive the comp pressure. But of the three businesses, I’d say we’re probably seeing a little bit more pressure on Financial Services.

Vincent Colicchio - Noble Financial Group - Analyst

And Ware, just two quick one’s for you. I apologize if I missed it. What was same-unit growth for the quarter, and also same-unit growth for National Practices?

Ware Grove - CBIZ, Inc. - CFO and SVP

Same-unit revenue in total for the quarter?

Vincent Colicchio - Noble Financial Group - Analyst

Yes.

Ware Grove - CBIZ, Inc. - CFO and SVP

I’m sorry, yes, same-unit revenue for the quarter was up 0.8%, Vince.

Vincent Colicchio - Noble Financial Group - Analyst

Okay. And for National Practices?

Ware Grove - CBIZ, Inc. - CFO and SVP

Well, our National Practices includes our technology — that is, primarily the Edward Jones cost plus contract. So that one’s large and fairly steady. And as we commented, National Practices also includes our M&A advisory business. So on a percentage basis for the quarter, the National Practices were up 16.9%.

Vincent Colicchio - Noble Financial Group - Analyst

Okay. Thanks, guys.

Operator

(Operator Instructions). The next question comes from Robert Kirkpatrick from Cardinal Capital. Please go ahead.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

Thank you and good morning. Steve, is there anything unusual in the acquisitions that you’re looking for on the balance of the year, either size, scope, geography, line of business?

Steve Gerard - CBIZ, Inc. - Chairman and CEO

No. Actually, nothing unusual in terms of size, scope of geography. They’ll be the traditional Financial Services and Employee Services acquisitions. Most likely they’ll be primarily Employee Services, regionally located, well-positioned, well-run retail brokerage business.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

Great, thank you. And secondly, with the continued softness in the economy, particularly in the small and medium business sector, are you seeing either more sellers — potential acquisition targets come to market, or in the willingness of sellers to take perhaps a lower multiple of their earnings or cash flow or however they think about it?

Steve Gerard - CBIZ, Inc. - Chairman and CEO

No, we’re not seeing any significant increase because of the economy. And quite frankly, we’re not seeing a dramatic reduction in the multiple. Our Financial Services businesses, we are really the only cash buyer today, and the multiple there hasn’t changed. Employee Services — nothing dramatic. Still very much in the same range it’s been the last year or two.

MMP, while the market talk is high, the fact is that no deals are getting done at the market talks, so there may be a little bit of a rollback from the ridiculously high multiples that were historically paid. But we haven’t seen it yet.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

Okay, and then one for Ware. Ware, how was your bad debt expense during the quarter?

Ware Grove - CBIZ, Inc. - CFO and SVP

It was pretty normal, Rob. Year to date, as I commented, we’re at 55 basis points. For the quarter, I don’t have that calculation. But long term, it’s right around 65 basis points, and we expect it to be that, more or less, for the year.

Robert Kirkpatrick - Cardinal Capital Management - Analyst

Great. Thank you so much. Appreciate it.

Operator

At this time, there are no additional questions. Please go ahead with any additional comments.

Steve Gerard - CBIZ, Inc. - Chairman and CEO

Okay, well, I’d like to thank everyone who called in. I’d like to thank our shareholders and analysts for their continued support. And I’d particularly like to thank all of our associates, who I know call in and listen to this.

We are continuing to operate in troubled waters, and we are doing just fine — financially strong, a little bit of growth on the top line, good growth on the bottom line. And it all belongs to the hard work that you do, so I really appreciate that. And I am hoping that some of the unique wins that we had in the first and second quarter, we can continue to find in the third and fourth quarter.

So with that, I’d like to thank our associates for all they do for us. And look forward to talking to our shareholders and analysts after the next quarter. Thank you.

Operator

Thank you for participating in the CBIZ second-quarter and first-half 2011 earnings conference call. This concludes the conference for today. You may all disconnect at this time.